EXHIBIT 99.1

     [GRAPHIC OMITTED]
[LOGO - EMMIS COMMUNICATIONS]
================================================================================
For Immediate Release                                                 Contacts:
Thursday, September 21, 2006                           Patrick Walsh, EVP & CFO
                                                   Kate Snedeker, Media Contact
                                                                   317.266.0100

          EMMIS ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION
           FOR OUTSTANDING 6-7/8% SENIOR SUBORDINATED NOTES DUE 2012
================================================================================

INDIANAPOLIS, SEPT. 21, 2006 - Emmis Communications Corporation (NASDAQ: EMMS) announced today that its subsidiary, Emmis Operating Company (the "Company"), has commenced an offer to purchase, at par value, all of the outstanding 6-7/8% Senior Subordinated Notes due 2012 (the "Notes") pursuant to an asset sale offer required under the indenture for a portion of the Notes and a tender
offer  for  the  balance  of  the  Notes  that  is  combined   with  a  consent
solicitation.

The Company is offering to purchase for $1,000 in cash per $1,000 principal amount of Notes (the "Asset Sale Offer") up to $339.6 million in aggregate principal amount of the outstanding Notes pursuant to the "Asset Sales" provisions of the indenture for the Notes. In addition, the Company is offering to purchase for $1,000 in cash per $1,000 principal amount of Notes the remaining $35.4 million in aggregate principal amount of the outstanding Notes in a separate tender offer (the "Tender Offer," and together with the Asset Sale Offer, the "Offers"). In connection with the Tender Offer, the Company is soliciting consents (the "Consent Solicitation") from holders of the Notes to certain proposed amendments to the Indenture, which would eliminate substantially all of the restrictive covenants and certain events of default.

Holders who tender Notes in the Asset Sale Offer will be deemed to have tendered such Notes in the Tender Offer as well, unless such holders affirmatively elect otherwise, in which case such tenders will be subject to proration. The Asset Sale Offer is subject to customary conditions, but there is no condition that any minimum amount of Notes be tendered in the Asset Sale Offer. The Tender Offer and the Consent Solicitation are subject to customary conditions, but also are conditioned on receipt of consents from holders of a majority in principal amount of the outstanding Notes and the Company having sufficient funds available to complete the Tender Offer.

Holders who tender Notes in both the Asset Sale Offer and the Tender Offer will be deemed to have delivered consents with respect to all such Notes. Holders may not deliver consents without tendering Notes in the Tender Offer, and may not tender Notes into the Tender Offer without tendering such Notes in the Asset Sale Offer. A holder may not validly revoke a consent unless such holder validly withdraws such holder's previously tendered Notes in the Tender Offer.

The Asset Sale Offer, the Tender Offer and the Consent Solicitation will expire at 12:00 midnight, New York City time, on October 19, 2006, unless extended or earlier terminated (the "Expiration Date"). Holders whose Notes are validly tendered will, if their Notes are accepted for payment, receive accrued and unpaid interest up to, but not including, the payment date.

The Offers are being made upon the terms and conditions set forth in the Notice of Offer to Purchase and Consent Solicitation Statement dated September 21, 2006 (the "Statement"). Copies of the Statement, including the related letter of transmittal, can be obtained by contacting Georgeson Shareholder Communications Inc., the information agent, at (866) 628-6045 or (212) 440-9800. Banc of America Securities LLC and Deutsche Bank Securities are the dealer managers for the Offers. Questions regarding the Offers can be addressed to Banc of America Securities LLC at (888) 292-0070 or (704) 387-4206 and Deutsche Bank Securities at (800) 553-2826 or (212) 250-7772.

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The Offers and Consent Solicitation are being made solely by the Statement.


EMMIS COMMUNICATIONS -- GREAT MEDIA, GREAT PEOPLE, GREAT SERVICE(R)
-------------------------------------------------------------------
Emmis is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation's largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. Emmis owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales. In May 2005, Emmis announced its intent to seek strategic alternatives for its 16 television stations, and has sold 14 of them. On Sept. 18, 2006 the Company announced its intent to declare a special cash dividend of $4 per share payable pro rata to all holders of the Company's common stock subject to certain conditions.

Note: Certain statements included in this release which are not statements of historical fact, including but not limited to those identified with the words "expect," "will" or "look" are intended to be, and are, by this Note, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

    o material adverse changes in economic conditions in the markets of Emmis;

    o the ability of Emmis' stations and magazines to attract and retain advertisers;

    o    loss of key personnel;

    o the ability of Emmis' stations to attract quality programming and its magazines to attract good editors, writers and photographers;

    o uncertainty as to the ability of Emmis' stations to increase or sustain audience share for their programs and Emmis' magazines to increase or sustain subscriber demand;

    o competition from other media and the impact of significant competition for advertising revenues from other media;

    o future regulatory actions and conditions in the operating areas of Emmis;

    o the necessity for additional capital expenditures and whether Emmis' programming and other expenses increase at a rate faster than expected;

    o increasingly hostile reaction of various individuals and groups, including the government, to certain content broadcast on radio and television stations in the United States;

    o financial community and rating agency perceptions of Emmis' business, operations and financial condition and the industry in which it operates;

    o the effects of terrorist attacks, political instability, war and other significant events;

    o    rapid changes in technology and standards in Emmis' industry;

    o whether pending transactions, if any, or any of the transactions described above are completed on the terms and at the times set forth, if at all; and

    o other risks and uncertainties inherent in the radio broadcasting and magazine publishing businesses.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.